Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2012 Operating Results

VALLEY COTTAGE, NY—March 14, 2013—CreditRiskMonitor (OTCQX: CRMZ) reported that for the year ended December 31, 2012 revenues increased 9% to $11.06 million compared to fiscal 2011, while income from operations was $0.97 million versus $1.21 million in the prior year. Cash, cash equivalents and marketable securities at the end of 2012 decreased $0.14 million, after the payment of a cash dividend of $1.59 million in the fourth quarter of 2012, to $8.15 million from the 2011 year-end balance of $8.28 million.

Jerry Flum, CEO, said, “Our profits are down despite growing sales as the Company continues to invest in an enhanced infrastructure and additional content, which is in addition to strengthening our sales and customer service staffs. These strategic investments adversely impact our short-term results, but we strongly believe they will enhance our long-term prospects. We continue to be debt-free and our strong balance sheet provides us with financial flexibility to manage our company to achieve our long-term goals.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Operating revenues	$11,062,619	$10,154,200

Operating expenses:
Data and product costs	3,731,218	3,310,779
Selling, general and administrative expenses	6,206,917	5,468,802
Depreciation and amortization	150,069	162,482

Total operating expenses	10,088,204	8,942,063

Income from operations	974,415	1,212,137
Other income, net	21,945	98,592

Income before income taxes	996,360	1,310,729
Provision for income taxes	(466,543)	(402,140)

Net income	$529,817	$908,589

Net income per share of common stock:

Basic	$0.07	$0.11

Diluted	$0.06	$0.11

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$6,422,458	$6,531,204
Marketable securities	1,725,633	1,753,072
Accounts receivable, net of allowance of $30,000	1,776,151	1,551,213
Other current assets	548,838	451,143

Total current assets	10,473,080	10,286,632

Property and equipment, net	260,438	306,810
Goodwill	1,954,460	1,954,460
Other assets	21,970	23,232

Total assets	$12,709,948	$12,571,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,978,797	$6,471,494
Accounts payable	44,097	60,941
Accrued expenses	1,161,498	1,087,163

Total current liabilities	8,184,392	7,619,598

Deferred taxes on income	591,355	157,385
Other liabilities	5,190	3,714

Total liabilities	8,780,937	7,780,697

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,946,462 and 7,920,462 shares, respectively	79,464	79,204
Additional paid-in capital	28,795,496	28,597,679
Accumulated deficit	(24,945,949)	(23,886,446)

Total stockholders’ equity	3,929,011	4,790,437

Total liabilities and stockholders’ equity	$12,709,948	$12,571,134

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals and competes with Dun & Bradstreet. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.